Contact:
BSQUARE Corporation Scott Mahan, CFO
(425) 519-5900 investorrelations@bsquare.com

BSQUARE Reports Fourth Quarter and Full-Year 2007 Results

Company Reports Highest Full-Year Profitability in 10 Years and Earnings Per Share
of $0.27 for Fiscal 2007

BELLEVUE, WA, February 14, 2008 – BSQUARE Corporation (Nasdaq: BSQR) today announced financial results for the fourth quarter and full-year ended December 31, 2007. Total revenue for the quarter was $15.6 million, up 11% from $14.1 million in the prior year. Total revenue for fiscal 2007 was $59.4 million, up 19% from $49.8 million in 2006. The quarterly increase was driven by growth in software revenue whereas the full-year increase was driven by growth in all major revenue components.

The company reported net income for the quarter of $1.2 million, or $0.12 per diluted share, up 70% compared to net income of $706,000, or $0.07 per diluted share, in the prior year. For fiscal 2007, the company reported net income of $2.8 million, or $0.27 per diluted share, compared to a net loss of $466,000, or ($0.05) per share, in 2006.

Brian Crowley, BSQUARE’s chief executive officer, commented on 2007, “I’m very proud of what we accomplished this year. We achieved our goal of profitability in every quarter, introduced new products and services, entered into new partnerships and made a small acquisition. Overall, I feel we made substantial progress in 2007 and have set ourselves up for continued success in 2008. Our success in 2007 was due to the hard work of our employees and I am proud to be associated with them.”

Key Results, Achievements and Events

During the quarter, the company:

•	Reported its ninth consecutive quarter of year-over-year revenue growth, fifth straight profitable quarter and fifth consecutive quarterly increase in cash and marketable securities;

•	Expanded gross profit margins both for the quarter (32% vs. 27% in the prior year) and for the full year (27% vs. 24% in 2006) demonstrating improved leverage in the company’s business model through a shift in the revenue mix toward higher gross margin revenue lines;

•	Reported a 17% increase in average project revenue despite working on 60 service projects compared to 66 in the prior year;

•	Derived revenue from 479 customers, up 2% from the prior year;

•	Named Raj Khera as its Vice President of Products;

•	Re-established its presence in Japan;

•	Completed an agreement with Texas Instruments to provide Windows CE support for TI OMAP processors; and

•	Acquired the Adobe Flash technology consulting and distribution business from NEC Corporation of America.

Revenue Results

Total software revenue was $10.1 million for the quarter, up 17% from $8.6 million in the prior year. Total software revenue for fiscal 2007 increased 17% to $38.4 million compared to $32.9 million in 2006. Sales of third-party software were $8.7 million for the quarter compared to $7.7 million in the prior year, representing an increase of 13%. An increase in average sales per customer coupled with growth in non-Microsoft third-party software sales drove the increase. Third-party software sales were $34.2 million for fiscal 2007, up 13% from $30.3 million in 2006.

Proprietary software revenue increased 60% to $1.4 million for the quarter compared to $874,000 in the prior year driven by higher royalties from certain Asia Pacific service contracts, higher reference design revenue and $364,000 in revenue resulting from a customer settlement, partially offset by lower SDIO revenue. The company recognized $384,000 in royalty revenue from royalty-bearing service contracts this quarter, as compared to $179,000 in the prior year. Proprietary software revenue increased 62% to $4.2 million for fiscal 2007 compared to $2.6 million in 2006.

Commenting on software sales for the quarter, Mr. Crowley said, “We expected year-over-year and sequential growth in our software revenue this quarter. Third-party software sales came in higher than expected and included the first revenue from our recently announced acquisition of the Flash distribution and consulting business from NEC. Proprietary software revenue came in lower than expected due to delays in closing SDIO sales and a delay by one of our silicon vendor partners in announcing a new product that we expected to result in additional revenue for BSQUARE in the quarter. We expect to close the delayed SDIO deals and expect our partner to make their announcement in Q1.”

Service revenue was $5.5 million for the quarter, flat compared to the prior year. A year-over-year decrease in low-margin rebillable revenue of $277,000 and a 9% decline in billable hours were offset by an 18% increase in the realized rate per hour, the combination of which had a positive effect on service margin for the quarter. Billable hours declined due to substantial prior-year Asia Pac activities associated with royalty-bearing service contracts whereas the bill rate increase primarily related to a contract restructuring which benefited this quarter. Service revenue increased 24% to $21.0 million for fiscal 2007 compared to $16.9 million in 2006.

“While quarterly service revenue was flat year-over-year, we showed 17% sequential growth in the quarter and finally broke through the slowdown that affected us mid-year,” continued Mr. Crowley. “During the year, we worked on expanding the breadth of our service offerings to drive growth in our service revenue. For example, we created a new Device Validation TestSuite, a wireless radio interface layer software implementation package and we established a new mobile applications practice to create custom applications for our customers’ devices. We believe that these new offerings, combined with the expected introduction of new versions of Windows CE and Windows Mobile in 2008, will continue to drive healthy growth in our service revenue in 2008.”

Gross Profit Margin Results

Overall gross profit was $4.9 million for the quarter, or 32% of total revenue, as compared to $3.8 million, or 27% of revenue, in the prior year, with the dollar increase primarily driven by higher gross profit contribution from software sales. Third-party software margin was 18% compared to 14% in the prior year with the increase driven by a continued focus on customers who value the added expertise, products and services that BSQUARE provides, and for whom price is not the primary driver. Proprietary software gross margin continued at a high level of 98% this quarter. Service gross margin was 37% for the quarter, compared to 35% in the prior year with the increase driven primarily by a decline in low-margin rebillable service revenue. Overall gross profit was $15.9 million, or 27% of total revenue, for fiscal 2007 compared to $12.0 million, or 24% of total revenue, in 2006.

Scott Mahan, the company’s chief financial officer, commented, “We entered the quarter expecting modest year-over-year improvement in service gross margin and substantial improvement compared to Q3. We were able to grow our service revenue more than $800,000 sequentially without experiencing any meaningful increase in service cost of sales given the excess delivery capacity present in Q3, coupled with the sequential bill rate improvement.”

Operating Expenses

Total operating expenses were $3.7 million this quarter compared to $3.2 million in the prior year. Higher sales costs, bonuses and legal fees associated with the customer settlement drove the increase. Total operating expenses were $13.6 million for fiscal 2007 as compared to $12.9 million in 2006. Higher stock compensation expense of $228,000, higher professional fees of $120,000 related to Sarbanes-Oxley compliance efforts and the factors noted previously, drove the full year increase.

Cash Flows

The company’s cash, cash equivalents and short-term investments increased to $15.0 million at December 31, 2007 as compared to $13.4 million at September 30, 2007 and $11.1 million at December 31, 2006 ($1.1 million of the December 31, 2007 balance was restricted). Days sales outstanding were 49 this quarter, down from 61 in the third quarter of 2007. “We strengthened our balance sheet again this quarter, ending the year with our highest year-end cash balance since 2003. We mentioned last quarter that we continue to evaluate acquisition and partnership opportunities that might represent an effective use of our cash reserves. We did close one acquisition in the quarter and announced a significant partnership after year-end that should have an immediate impact on our results. We expect to continue our acquisition and partnership activities in 2008 as the right opportunities present themselves,” concluded Mr. Mahan.

Conference Call

Management will host a conference call today, February 14, 2008, at 5 p.m. Eastern Time (2 p.m. Pacific Time). To access the call, please dial 800-762-8973, or 480-629-9041 for international callers, and reference “BSQUARE Corporation Fourth Quarter and Full Year 2007 Earnings Conference Call.” A replay will be available for one week following the call by dialing 800-406-7325 or 303-590-3030 for international callers; reference pin number 3831712. A live and replay webcast of the call will be available at www.BSQUARE.com in the investor relations section.

About BSQUARE

BSQUARE is a software solutions provider to the global embedded device community, collaborating at all stages in device development. As a full service provider, BSQUARE also offers Windows Embedded licensing and expertise. For more information about BSQUARE, visit its website at www.bsquare.com.

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BSQUARE is a registered trademark of BSQUARE Corporation. All other product and company names herein may be trademarks of their respective owners.

This release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements relating to our projected financial results and proprietary products strategy. The words “believe,” “expect,” “intend,” “anticipate,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Our forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict and could cause actual results to differ materially from those projected. Factors that could affect our actual results include whether we are able to maintain our existing favorable relationship with Microsoft Corporation; whether we are able to meet competitive demands; any decline in the market for our products, technology licenses and services; any decline in the market for Windows-based or other smart devices or the failure of this market to develop as anticipated; whether we are able to successfully implement, execute and make adjustments in our business strategy, business model or product offerings to meet the needs of our current, new and potential customers; whether we are able to successfully support our operations; intellectual property risks; and risks associated with our international operations. A more detailed description of certain factors that could affect actual results include, but are not limited to, those discussed in BSQUARE’s Annual Report on Form 10-K for the year ended December 31, 2006 and in the Quarterly Report on Form 10-Q for the quarters ended March 31, and June 30, 2007 in the section entitled “Risk Factors.” Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. We undertake no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

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BSQUARE CORPORATION
CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	December 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$4,377	$2,483
Short-term investments	9,575	7,426
Accounts receivable, net of allowance for doubtful accounts of $199 at December 31, 2007 and $198 at December 31, 2006	8,273	7,167
Prepaid expenses and other current assets	377	421

Total current assets	22,602	17,497
Equipment, furniture and leasehold improvements, net	824	821
Intangible assets, net	230	101
Restricted cash	1,050	1,200
Other non-current assets	56	57

Total assets	$24,762	$19,676

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,619	$2,634
Other accrued expenses	2,877	2,877
Accrued compensation	1,393	1,046
Accrued legal fees	534	534
Deferred revenue	493	154

Total current liabilities	7,916	7,245
Deferred rent	331	355
Shareholders’ equity:
Preferred stock, no par value: 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, no par value: 37,500,000 shares authorized; 9,967,618 shares issued and outstanding at December 31, 2007 and 9,617,755 shares issued and outstanding at December 31, 2006	121,118	119,229
Accumulated other comprehensive loss	(409)	(180)
Accumulated deficit	(104,194)	(106,973)

Total shareholders’ equity	16,515	12,076

Total liabilities and shareholders’ equity	$24,762	$19,676

BSQUARE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months		Year Ended
	Ended December 31,		December 31,
	2007	2006	2007	2006
	(Unaudited)
Revenue:
Software	$10,070	$8,580	$38,398	$32,934
Service	5,490	5,511	20,956	16,881

Total revenue	15,560	14,091	59,354	49,815

Cost of revenue:
Software	7,175	6,690	28,626	26,117
Service (1)	3,471	3,565	14,827	11,711

Total cost of revenue	10,646	10,255	43,453	37,828

Gross profit	4,914	3,836	15,901	11,987

Operating expenses:
Selling, general and administrative (1)	3,040	2,522	11,254	10,046
Research and development (1)	649	725	2,365	2,820

Total operating expenses	3,689	3,247	13,619	12,866

Income (loss) from operations	1,225	589	2,282	(879)
Interest and other income	171	120	890	442

Income (loss) from continuing operations before income taxes	1,396	709	3,172	(437)
Income tax provision	(156)	(3)	(393)	(29)

Net income (loss)	$1,240	$706	$2,779	$(466)

Basic income (loss) per share	$0.12	$0.07	$0.28	$(0.05)

Diluted income (loss) per share	$0.12	$0.07	$0.27	$(0.05)

Shares used in calculation of income (loss) per share:
Basic	9,946	9,604	9,839	9,586

Diluted Diluted	10,351	9,651	10,239	9,586

(1) Includes the following amounts related to non-cash stock-based compensation expense:

Cost of revenue — service	$72	$63	$280	$190
Selling, general and administrative	154	113	678	445
Research and development	19	25	75	80

Total stock-based compensation expense	$245	$201	$1,033	$715